EXECUTION COPY

Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF OCTOBER 14, 2011

Among

FRONTIER COMMUNICATIONS CORPORATION
as the Borrower,

COBANK, ACB,
as the Administrative Agent, the Lead Arranger and a Lender,

RAYMOND JAMES BANK, FSB,
as a Joint Lead Arranger, a Co-Documentation Agent and a Lender,

DEUTSCHE BANK SECURITIES INC.,
as a Joint Lead Arranger and a Co-Documentation Agent,

RBC CAPITAL MARKETS, LLC,
RBS SECURITIES INC.,
as Joint Lead Arrangers,

ROYAL BANK OF CANADA,
THE ROYAL BANK OF SCOTLAND PLC
as Co-Documentation Agents and Lenders,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Joint Lead Arranger and a Lender

and

the other Lenders referred to herein

TABLE OF CONTENTS

SECTION 1 AMOUNTS AND TERMS OF TERM LOAN FACILITY 1

1.1	Loan.	1
1.2	Interest.	2
1.3	Notice of Borrowing, Conversion or Continuation of Loans.	5
1.4	Fees and Expenses.	5
1.5	Payments.	6
1.6	Repayments of the Term Loan Facility	7
1.7	Voluntary Prepayments.	7
1.8	Application of Prepayments and Repayments; Payment of Breakage Fees, Etc.	7
1.9	Loan Accounts.	8
1.10	Changes in LIBOR Rate Availability.	8
1.11	Increased Costs.	8
1.12	Mitigation Obligations; Replacement of Lenders.	10
1.13	Taxes.	11
1.14	Defaulting Lenders.	14
1.15	Term of This Agreement.	16

SECTION 2 AFFIRMATIVE COVENANTS 16

2.1	Existence; Businesses and Properties.	16
2.2	Maintaining Records.	17
2.3	Use of Proceeds.	17
2.4	CoBank Equity.	17
2.5	Repayment of Indebtedness.	18

SECTION 3 NEGATIVE COVENANTS 18

3.1	Liens; Restrictions on Sales of Receivables.	18
3.2	Ownership of the Principal Subsidiaries.	19
3.3	Asset Sales.	20
3.4	Mergers.	20
3.5	Restrictions on Dividends.	20
3.6	Transactions with Affiliates.	20
3.7	Subsidiary Indebtedness.	21

SECTION 4 FINANCIAL COVENANTS AND REPORTING 21

4.1	Total Leverage Ratio.	21
4.2	Financial Statements and Other Reports.	22

i

SECTION 5 REPRESENTATIONS AND WARRANTIES 24

5.1	Organization, Powers, Governmental Approvals.	24
5.2	Financial Statements.	25
5.3	No Material Adverse Change.	25
5.4	Title to Properties; Possession Under Leases.	25
5.5	Ownership of Subsidiaries.	25
5.6	Litigation; Compliance with Laws.	25
5.7	Agreements.	26
5.8	Federal Reserve Regulations.	26
5.9	Investment Company Act.	26
5.10	Use of Proceeds.	27
5.11	Tax Returns.	27
5.12	No Material Misstatements.	27
5.13	Employee Benefit Plans.	27
5.14	Insurance.	27

SECTION 6 EVENTS OF DEFAULT AND RIGHTS AND REMEDIES 28

6.1	Events of Default.	28
6.2	[Reserved.]	30
6.3	Acceleration.	30
6.4	Rights of Collection.	30
6.5	Consents.	30
6.6	Set Off	30
6.7	Sharing of Payments	31
6.8	Application of Payments.	32

SECTION 7 CONDITIONS TO THE TERM LOAN 32

7.1	Executed Loan and Other Documents	32
7.2	Closing Certificates; Opinions.	32
7.3	Consents.	33
7.4	Fees, Expenses, Etc.	33
7.5	Litigation, Investigations, Audits, Etc.	33
7.6	Repayment of Certain Indebtedness	33
7.7	Other Conditions to the Term Loan.	33

SECTION 8 ASSIGNMENT AND PARTICIPATION; AGENCY PROVISIONS 34

8.1	Assignments and Participations in Loans and Notes.	34
8.2	Agency.	38
8.3	[Reserved].	42
8.4	Disbursement of Funds.	42
8.5	Disbursements of Advances; Payments.	43

SECTION 9 MISCELLANEOUS 44

9.1	Indemnities.	44
9.2	Amendments and Waivers.	45
9.3	Notices.	46
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative.	48
9.5	Marshaling; Payments Set Aside.	48
9.6	Severability.	48
9.7	The Lenders’ Obligations Several; Independent Nature of the Lenders’ Rights.	49
9.8	Headings.	49
9.9	Applicable Law.	49
9.10	Successors and Assigns.	49
9.11	No Fiduciary Relationship.	49
9.12	Construction.	49
9.13	Confidentiality	49
9.14	Consent to Jurisdiction and Service of Process.	50
9.15	Waiver of Venue	51
9.16	Waiver of Jury Trial.	51
9.17	Survival of Warranties and Certain Agreements.	52
9.18	Entire Agreement.	52
9.19	Counterparts; Effectiveness; Electronic Execution of Assignments.	52
9.20	Patriot Act.	52

SECTION 10 DEFINITIONS 53

10.1	Certain Defined Terms.	53
10.2	Other Definitional Provisions.	66
10.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.	66

SCHEDULES

Schedule 3.7                      Subsidiary Indebtedness
Schedule 8.1(D)                 Voting Participants
Schedule 10.1(A)               Lender Commitments and Commitment Percentages

                      EXHIBITS

Exhibit 1.3                           Form of Notice of Borrowing/Conversion/Continuation
Exhibits 1.13-1
through 1.13-4               Forms of U.S. Tax Compliance Certificates
Exhibit 4.2(C)                      Form of Compliance Certificate
Exhibit 10.1(A)                   Form of Assignment and Assumption
Exhibit 10.1(B)                    Form of Term Loan Note

                INDEX OF DEFINED TERMS

Defined Term                                                                                                Defined in Section

Adjustment Date                                                                                                      §10.1
Administrative Agent                                                                                              §10.1
Administrative Questionnaire                                                                                §10.1
Affiliate                                                                                                                      §10.1
Agent Parties                                                                                                            §9.3(D)
Agreement                                                                                                                 §10.1
Applicable Law                                                                                                         §10.1
Approved Fund                                                                                                        §10.1
Asset Exchange                                                                                                        §10.1
Assignment and Assumption                                                                                §10.1
Base Rate                                                                                                                   §10.1
Base Rate Loans                                                                                                       §10.1
Base Rate Margin                                                                                                     §10.1
Benefited Lender                                                                                                      §6.8
Board                                                                                                                          §10.1
Borrower                                                                                                                    Preamble
Borrowing Approvals                                                                                              §5.1(B)
Breakage Fee                                                                                                             §1.4(B)
Budget                                                                                                                        §10.1
Business Day                                                                                                            §10.1
Calculation Period                                                                                                    §10.1
Capital Lease Obligations                                                                                       §10.1
Change in Control                                                                                                    §10.1
Change in Law                                                                                                          §10.1
Closing Date                                                                                                              §10.1
CoBank                                                                                                                       Preamble
CoBank Equities                                                                                                       §2.4(A)
Communications                                                                                                       §9.3(D)
Communications Act                                                                                               §10.1
Communications System                                                                                         §10.1
Compliance Certificate                                                                                             §4.2(C)
Connection Income Taxes                                                                                       §10.1
Consolidated Net Worth                                                                                         §10.1
Consolidated Tangible Assets                                                                               §10.1
Control                                                                                                                       §10.1
Debtor Relief Laws                                                                                                   §10.1
Default                                                                                                                        §10.1
Defaulting Lender                                                                                                     §10.1
EBITDA                                                                                                                      §10.1
Eligible Assignee                                                                                                       §10.1
Environmental Laws                                                                                                  §10.1
ERISA                                                                                                                          §10.1
ERISA Affiliate                                                                                                           §10.1

  v

ERISA Termination Event                                                                                         §10.1
Event of Default                                                                                                         §6.1
Excluded Taxes                                                                                                           §10.1
FATCA                                                                                                                        §10.1
FCC                                                                                                                               §10.1
Federal Funds Rate                                                                                                    §10.1
Financial Officer                                                                                                          §10.1
Foreign Lender                                                                                                            §10.1
Fund                                                                                                                              §10.1
Funding Date                                                                                                               §10.1
GAAP                                                                                                                           §10.1
Governmental Approvals                                                                                          §10.1
Governmental Authority                                                                                            §10.1
Guarantee                                                                                                                     §10.1
Guaranty Agreement                                                                                                  §10.1
Indebtedness                                                                                                               §10.1
Information                                                                                                                  §9.13
Indemnified Taxes                                                                                                       §10.1
Indemnitee                                                                                                                   §9.1(A)
Interest Period                                                                                                             §1.2(C)
IRC                                                                                                                                 §10.1
IRS                                                                                                                                 §10.1
Lead Arranger                                                                                                              §10.1
Lenders                                                                                                                         Preamble
LIBOR                                                                                                                           §10.1
LIBOR Loans                                                                                                               §10.1
LIBOR Margin                                                                                                             §10.1
Licenses                                                                                                                       §10.1
Lien                                                                                                                               §10.1
Loan(s)                                                                                                                         §10.1
Loan Documents                                                                                                         §10.1
Margin Regulations                                                                                                    §10.1
Material Adverse Effect                                                                                             §10.1
Material Transaction                                                                                                  §10.1
Maximum Priority Amount                                                                                         §10.1
Non-Consenting Lender                                                                                            §10.1
Note(s)                                                                                                                          §10.1
Notice of Borrowing/Conversion/Continuation                                                     §1.3
Obligations                                                                                                                   §10.1
Other Connection Taxes                                                                                            §10.1
Other Taxes                                                                                                                  §10.1
Participant                                                                                                                     §8.1(D)
Participant Register                                                                                                     §8.1(D)
Patriot Act                                                                                                                     §9.20
PBGC                                                                                                                              §10.1
Person                                                                                                                            §10.1
Plan                                                                                                                                 §10.1
Platform                                                                                                                          §9.3(D)

Prime Rate                                                                                                                      §10.1
Principal Subsidiary                                                                                                      §10.1
Pro Rata Share                                                                                                               §10.1
PUC                                                                                                                                 §10.1
Recipient                                                                                                                         §10.1
Register                                                                                                                           §8.1(C)
Regulation D                                                                                                                  §10.1
Regulation T                                                                                                                  §10.1
Regulation U                                                                                                                  §10.1
Regulation X                                                                                                                  §10.1
Related Parties                                                                                                               §10.1
Release                                                                                                                            §10.1
Removal Effective Date                                                                                                §8.2(F)
Reportable Event                                                                                                           §10.1
Requisite Lenders                                                                                                         §10.1
Resignation Effective Date                                                                                          §8.2(F)
Restricted Payment                                                                                                       §10.1
SEC                                                                                                                                  §4.2(E)
Securitization Transaction                                                                                           §10.1
Security Documents                                                                                                     §10.1
Specified Substance                                                                                                     §10.1
Subsidiary                                                                                                                      §10.1
Swap Contract                                                                                                               §10.1
Swap Termination Value                                                                                              §10.1
Taxes                                                                                                                               §10.1
Term Loan                                                                                                                      §10.1
Term Loan Commitment                                                                                               §10.1
Term Loan Facility                                                                                                        §10.1
Term Loan Maturity Date                                                                                            §10.1
Term Loan Note(s)                                                                                                        §10.1
Total Indebtedness                                                                                                       §10.1
Total Leverage Ratio                                                                                                     §10.1
U.S. Person                                                                                                                     §10.1
U.S. Tax Compliance Certificate                                                                                   §1.13(F)
Voting Participant                                                                                                           §8.1(D)
Voting Participant Notice                                                                                              §8.1(D)
Withholding Agent                                                                                                        §10.1

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 14, 2011, among FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (the “Borrower”), COBANK, ACB (individually, “CoBank”), as the Administrative Agent, the Lead Arranger and a Lender, DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger and a Co-Documentation Agent, DEUTSCHE BANK, AG NEW YORK BRANCH, as a Lender, RAYMOND JAMES BANK, FSB, as a Joint Lead Arranger, a Co-Documentation Agent and a Lender, RBC CAPITAL MARKETS, LLC, as a Joint Lead Arranger, RBS SECURITIES INC., as a Joint Lead Arranger, ROYAL BANK OF CANADA, as a Co-Documentation Agent and a Lender, THE ROYAL BANK OF SCOTLAND PLC, as a Co-Documentation Agent and a Lender, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Joint Lead Arranger and a Lender, and such other Lenders as may from time to time become a party to this Agreement (together with their respective successors and assigns, including any Eligible Assignee (as defined herein), collectively, the “Lenders”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in Subsection 10.1.

R E C I T A L S:

WHEREAS, the Borrower desires that the Lenders extend to the Borrower a term loan facility, the proceeds of which are to be available to refinance a portion of the Borrower’s existing outstanding Indebtedness and for general corporate purposes, including working capital; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMOUNTS AND TERMS OF TERM LOAN FACILITY

1.1   Loan.   Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower contained herein and in the other Loan Documents:

(A) Term Loan Facility.    Each Lender, severally and not jointly, agrees to lend to the Borrower, in a single advance on the Closing Date, its Pro Rata Share of the Term Loan Commitment; provided all conditions precedent set forth in Section 7 are satisfied or waived by the Administrative Agent as provided herein.  Amounts borrowed under this Subsection 1.1(A) that are repaid or prepaid may not be reborrowed.

(B) Notes.   To the extent requested by a Lender, the Borrower shall execute and deliver to such Lender a Term Loan Note in the principal amount of such Lender’s Pro Rata Share of the Term Loan Commitment.

(C) Advances.  The advance under the Term Loan will be made available by wire transfer of immediately available funds.  The wire transfer will be made to such account or accounts as may be authorized by the Borrower.

1.2   Interest.

(A) Interest Options.

(1) From the date the Term Loan is made, based upon the election of the Borrower, at such time and from time to time thereafter (as provided in Subsection 1.3 and subject to the conditions set forth in such Subsection and Subsection 1.2(G)), the Term Loan shall accrue interest as follows:

            (i) as a Base Rate Loan, at the sum of the Base Rate plus the Base Rate Margin applicable to such Loan from time to time as provided in Subsection 1.2(B); or

             (ii) as a LIBOR Loan, for the applicable Interest Period, at the sum of LIBOR plus the LIBOR Margin applicable to such Loan from time to time as provided in Subsection 1.2(B).

(2) Except as otherwise provided in Subsection 1.2(E), interest on all Obligations other than interest payments required pursuant to Subsection 1.2(A)(1) above not paid when due will accrue at the Base Rate plus the highest Base Rate Margin provided in Subsection 1.2(B).

(B) Applicable Margins.  The applicable Base Rate Margin and LIBOR Margin shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the applicable Total Leverage Ratio of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries; provided, that until the first Adjustment Date occurring after September 30, 2012, for any Calculation Period in which Level IV or Level V otherwise would be applicable, Level III shall apply; provided, further, that effective (i) during the occurrence and continuance of an Event of Default pursuant to either Subsection 6.1(A) or 6.1(D) and notice from the Administrative Agent or Requisite Lenders or (ii) if the Administrative Agent shall not receive the financial statements and Compliance Certificate required pursuant to Subsections 4.2(A), 4.2(B) and 4.2(C) when due, from such due date and until the Business Day immediately following the Administrative Agent’s receipt of such overdue financial statements and Compliance Certificate, Level I shall apply.

PRICING TABLE

Level	Total Leverage Ratio	Base Rate Margin	LIBOR Margin
I	≥ 4.00:1.0	2.875%	3.875%
II	≥ 3.50 and < 4.00	2.375%	3.375%
III	≥ 3.00 and < 3.50	1.875%	2.875%
IV	≥ 2.50 and < 3.00	1.375%	2.375%
V	< 2.50	0.875%	1.875%

(C) Interest Periods.   Each LIBOR Loan may be obtained for a one, two, three or six month period or, if available from all Lenders, nine or twelve month period (each such period being an “Interest Period”).  With respect to all LIBOR Loans:

(i)           the Interest Period will commence on the date that the LIBOR Loan is made or the date on which any portion of any Base Rate Loan is converted into a LIBOR Loan, or, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii)           if the Interest Period would otherwise expire on a day that is not a Business Day, then it will expire on the next Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day and such day is a day of a calendar month after which no further Business Day occurs in such month, such Interest Period shall expire on the Business Day immediately preceding such day;

(iii)           any Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the last calendar month in such Interest Period shall end on the last Business Day of the last calendar month in such Interest Period; and

(iv)           no Interest Period shall be selected under the Term Loan Facility if, in order to make scheduled repayments of the Term Loan required pursuant to Subsection 1.6, repayment of all or any portion of the LIBOR Loan prior to the expiration of such Interest Period would be necessary.

(D) Calculation and Payment.  Interest on Base Rate Loans shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed. Interest on LIBOR Loans and all other Obligations, including amounts due under Subsection 1.4, shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding or conversion to a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of any Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

Interest accruing on Base Rate Loans is payable in arrears on each of the following dates or events: (i) the last day of each calendar quarter; (ii) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (iii) the Term Loan Maturity Date, whether by acceleration or otherwise, with respect to the principal to be repaid.  Interest accruing on each LIBOR Loan is payable in arrears on each of the following dates or events: (i) the last day of each applicable Interest Period; (ii) if the Interest Period is longer than three months, on each three-month anniversary of the commencement date of such Interest Period; (iii) the prepayment of such Loan (or portion thereof), to the extent accrued on the principal prepaid; and (iv) the Term Loan Maturity Date, whether by acceleration or otherwise, with respect to the principal to be repaid.

(E) Default Rate of Interest.   At the election of the Administrative Agent or the Requisite Lenders, after the occurrence of an Event of Default pursuant to either Subsection 6.1(A) or 6.1(D) and for so long as it continues, all Loans and other Obligations shall bear interest at rates that are 2.00% in excess of the rates otherwise in effect (after giving effect to the second proviso in Subsection 1.2(B)) with respect to such Loans and other Obligations.

(F) Excess Interest.   Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by the Borrower to the Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders or any Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under Applicable Law.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by Applicable Law then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if under or from circumstances whatsoever the Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations evidenced hereby and not to the payment of interest.  Additionally, should the method used for calculating interest (i.e., using a 360-day year) be unlawful, such calculation method shall be automatically changed to a 365/366-day year or such other lawful calculation method as is reasonably acceptable to the Administrative Agent and the Borrower.  This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

(G) Selection, Conversion or Continuation of Loans; LIBOR Availability.   The Borrower shall have the option to (i) select all or any part of a new borrowing under the Term Loan Facility to be a Base Rate Loan or a LIBOR Loan, in the case of a Base Rate Loan in an aggregate principal amount equal to at least $25,000,000, and in the case of a LIBOR Loan in a principal amount equal to $1,000,000 or in any whole multiple of $500,000 in excess thereof, (ii) convert at any time all or any portion of any Base Rate Loan(s) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into a LIBOR Loan, (iii) upon the expiration of its Interest Period, convert all or any part of any LIBOR Loan into a Base Rate Loan, and (iv) upon the expiration of its Interest Period, continue any LIBOR Loan in a principal amount of $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Loans, for such new Interest Period(s) as selected by the Borrower.  During any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, absent agreement of the Requisite Lenders to the contrary, such Loans shall be converted into Base Rate Loans and the LIBOR option will not be available to the Borrower until all Events of Default are cured or waived. If the Borrower fails to elect a LIBOR Loan upon any advance hereunder or upon the termination of any Interest Period, the Borrower shall be deemed to have elected to have such amount constitute a Base Rate Loan.  Notwithstanding the foregoing, there may be no more than an aggregate of five LIBOR Loans and Base Rate Loans outstanding under the Term Loan Facility at any one time.

1.3   Notice of Borrowing, Conversion or Continuation of Loans.   Whenever the Borrower desires to request the Term Loan pursuant to Subsection 1.1 or to convert or continue Loans pursuant to Subsection 1.2(G), the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit 1.3 (a “Notice of Borrowing/Conversion/Continuation”), (i) if requesting a borrowing of, conversion to or continuation of a Base Rate Loan (or any portion thereof), not later than 1:00 p.m. (New York City time), one Business Day before the proposed borrowing, conversion or continuation is to be effective (provided, that any Notice of Borrowing/Conversion/Continuation delivered in connection with the Term Loan to be advanced on the Closing Date, to the extent requesting a borrowing of a Base Rate Loan, may be delivered at any time on the Closing Date) or (ii), if requesting a borrowing of, a conversion to or a continuation of a LIBOR Loan, not later than 1:00 p.m. (New York City time), three Business Days before the proposed borrowing, conversion or continuation is to be effective.  Each Notice of Borrowing/Conversion/Continuation shall specify (a) the Loan (or portion thereof) to be advanced, converted or continued and, with respect to any LIBOR Loan to be converted or continued, the last day of the current Interest Period therefor, (b) the effective date of such borrowing, conversion or continuation (which shall be a Business Day), (c) the principal amount of such Loan to be borrowed, converted or continued and (d) the Interest Period to be applicable to any new LIBOR Loan.

1.4   Fees and Expenses.

(A) Certain Fees.   The Borrower shall pay the fees specified in that certain letter agreement, dated August 30, 2011, between the Borrower and CoBank, at such times and to such entities as specified in such letter agreement.

(B) Breakage Fees.   Upon any repayment or payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), the Borrower shall pay the Administrative Agent, for the benefit of all affected Lenders, an amount (the “Breakage Fee”) equal to the amount of any losses (but excluding any applicable LIBOR Margin), reasonable expenses and liabilities (including any loss (including interest paid but excluding any applicable LIBOR Margin) sustained by each such affected Lender in connection with the re-employment of such funds) that each such affected Lender may sustain as a result of the payment of such LIBOR Loan on such day.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Subsection 1.4(B), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.  In addition, upon any repayment or prepayment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), the Borrower shall pay the Administrative Agent, individually and not for the benefit of the Lenders, an administrative fee of $300.

(C) Expenses and Attorneys Fees.   In addition to fees due under Subsections 1.4 (A) and 1.4(B), the Borrower agrees to pay promptly (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single external counsel for the Administrative Agent), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders (selected by the Administrative Agent) plus one additional counsel if any Lender reasonably determines that due to a conflict its interests are better represented by separate counsel), in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Subsection 1.4(C), or (b) in connection with any workout, restructuring or negotiations in respect of the Term Loan.  All fees, costs and expenses for which the Borrower is responsible under this Subsection 1.4(C) shall be deemed part of the Obligations when incurred.

1.5   Payments.   All payments by the Borrower of the Obligations shall be made in same day funds and delivered to the Administrative Agent, for the benefit of itself and the Lenders, as applicable, by wire transfer to the following account or such other place as the Administrative Agent may from time to time designate in accordance with Subsection 9.3:

                                                         CoBank, ACB
             Greenwood Village, Colorado
             ABA Number 3070-8875-4
             Reference:  CoBank for the benefit of Frontier Communications Corporation

The Borrower shall receive credit on the day of receipt for funds received by the Administrative Agent by 1:00 p.m. (New York City time) on any Business Day.  Funds received on any Business Day after such time shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

To the extent the Borrower or any other party or Person makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or for the benefit of the Administrative Agent in its individual capacity, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, or any combination of the foregoing (whether by demand, litigation, settlement or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be remitted by the Administrative Agent to such Lender promptly after the Administrative Agent’s receipt thereof, and such remittance shall be made in immediately available funds for the account of such Lender for the Loans or other obligation in respect of which such payment is made.

1.6   Repayments of the Term Loan Facility.   Commencing on March 31, 2012, and on each June 30, September 30, December 31 and March 31 thereafter, in addition to any prepayments made pursuant to Subsection 1.7 and subject to adjustment pursuant to Subsection 1.8, the Borrower shall repay the aggregate outstanding principal balance of the Term Loan in equal quarterly payments on each such date in the amount of $14,375,000; provided, however, that any outstanding principal balance of the Term Loan not sooner due and payable shall become due and payable on the Term Loan Maturity Date.

All repayments of the Term Loan pursuant to this Subsection 1.6 shall be applied in accordance with Subsection 1.8, and shall be accompanied by accrued interest on the amount repaid and any applicable Breakage Fees and any other fees required pursuant to Subsection 1.4(B).

1.7   Voluntary Prepayments.   Subject to the provisions of Subsection 1.8 and the notice requirement in the following sentence, the Borrower may prepay the Base Rate Loans, in whole or in part, without penalty.  Notice of any prepayment of a Base Rate Loan shall be given not later than 1:00 p.m. (New York City time) on the Business Day immediately preceding the date of prepayment.  Subject to the provisions of Subsection 1.8, payment of the Breakage Fees and any other fees required pursuant to Subsection 1.4(B) and the notice requirement in the following sentence, at any time the Borrower may prepay any LIBOR Loan, in whole or in part.  Notice of any prepayment of a LIBOR Loan shall be given not later than 1:00 p.m. (New York City time) on the third Business Day immediately preceding the date of prepayment.  All prepayments shall be in a minimum amount of at least $1,000,000, or any whole multiple of $500,000 in excess thereof, shall be applied as to each Lender based upon its Pro Rata Share, and shall be paid and applied in accordance with Subsection 1.8.  All prepayment notices shall be irrevocable; provided, however, that any notice of the prepayment of the outstanding principal balance of the Term Loan, all accrued interest thereon and all other outstanding Obligations in full may be conditioned upon the effectiveness of a new credit facility being entered into to refinance the Indebtedness under this Agreement, the incurrence of other Indebtedness or the occurrence of a Change of Control, and such notice may be revoked no later that 10:00 a.m. (New York City time) on the date specified in such notice for prepayment if such condition is not satisfied.  All prepayments shall be accompanied by accrued interest on the amount prepaid and the Breakage Fees and any other fees required pursuant to Subsection 1.4(B).

1.8   Application of Prepayments and Repayments; Payment of Breakage Fees, Etc.   All prepayments and repayments made pursuant to Subsections 1.6 and 1.7 shall first be applied to such Base Rate Loans and such LIBOR Loans as the Borrower shall direct in writing and, in the absence of such direction, shall first be applied to such Base Rate Loans, and then after payment in full of all Base Rate Loans to such LIBOR Loans, as in each case the Administrative Agent shall select.  All prepayments and repayments required or permitted hereunder shall be accompanied by payment of all applicable Breakage Fees and other fees required pursuant to Subsection 1.4(B) and all accrued interest on the amount prepaid or repaid.  All prepayments applied to the Term Loan shall be applied pro rata to the remaining principal installments (including the final installment scheduled to be repaid on the Term Loan Maturity Date).

1.9   Loan Accounts.  The Administrative Agent will maintain loan account records for (i) all Loans, interest charges and payments thereof, (ii) the charging and payment of all fees, costs and expenses and (iii) all other debits and credits pursuant to this Agreement.  The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to the Lenders, absent manifest error, provided that any failure by the Administrative Agent to maintain such records shall not limit or affect the Borrower’s obligation to pay.

1.10   Changes in LIBOR Rate Availability.

(A) If, with respect to any proposed Interest Period, the Administrative Agent or any Lender (after consultation with the Administrative Agent) determines that deposits in dollars (in the applicable amount) are not being offered in the relevant market for such Interest Period, or Lenders having a Pro Rata Share of 50% or more under the Term Loan Facility determine (and notify the Administrative Agent) that the LIBOR rate applicable pursuant to Subsection 1.2(A)(1)(ii) for any requested Interest Period with respect to a proposed LIBOR Loan under the Term Loan Facility does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon and until such affected Lender or Lenders notifies the Administrative Agent, and the Administrative Agent notifies the Borrower and the other Lenders that the circumstances giving rise to such situation no longer exist (which the Administrative Agent agrees to do), the obligations of any affected Lender to make available its portion of such LIBOR Loan shall be suspended and such affected Lender shall make its Pro Rata Share of such LIBOR Loan as a Base Rate Loan.  Any Lender may, in its sole discretion, waive the benefits and provisions of this Subsection with respect to any proposed Interest Period.

(B) If any Change in Law shall make it unlawful or impossible for one or more Lenders to honor its obligations hereunder to make or maintain any LIBOR Loan, such Lender shall promptly give notice thereof to the Administrative Agent, and the Administrative Agent shall promptly give notice thereof to the Borrower and all other Lenders.  Thereafter, until such Lender or Lenders notify the Administrative Agent, and the Administrative Agent notifies the Borrower and the other Lenders that such circumstances no longer exist, (i) the obligations of such Lender or Lenders to make LIBOR Loans and the right of the Borrower to convert any Loan of such Lender or Lenders to a LIBOR Loan or continue any Loan of such Lender or Lenders as a LIBOR Loan shall be suspended and (ii) if any Lender may not lawfully continue to maintain a LIBOR Loan to the end of the then current Interest Period applicable thereto, such Loan shall immediately be converted to a Base Rate Loan.

1.11   Increased Costs.

(A) Increased Costs Generally.  If any Change in Law shall:

          (1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the determination of LIBOR);

          (2) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (A) through (D) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

          (3) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(B) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, if any, with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(C) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, if any, as specified in Subsections 1.11(A) or 1.11(B) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.  There is no limitation on the number of times such a certificate may be submitted.

(D) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Subsection 1.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Subsection 1.11 for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.12   Mitigation Obligations; Replacement of Lenders.

(A) Designation of a Different Lending Office.  If any Lender requests compensation under Subsection 1.11, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection 1.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Subsections 1.11 or 1.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(B) Replacement of Lenders.  If any Lender requests compensation under Subsection 1.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Subsection 1.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Subsection 1.12(A) that will eliminate the requirement to pay such compensation, Indemnified Taxes or additional amounts, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Subsection 8.1), all of its interests, rights (other than its existing rights to payments pursuant to Subsection 1.11 or Subsection 1.13) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

          (1) the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the assignment fee (if any) specified in Subsection 8.1(B)(4);

          (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including all applicable Breakage Fees and such Lender’s increased costs or additional amounts for which it is entitled to reimbursement under this Agreement through the date of such prepayment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (3) in the case of any such assignment resulting from a claim for compensation under Subsection 1.11 or payments required to be made pursuant to Subsection 1.13, such assignment will result in a reduction in such compensation or payments thereafter;

          (4) such assignment does not conflict with any Applicable Law; and

          (5) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Subsection 1.12(B), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Notes issued in respect of such Lender’s Loans; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

1.13   Taxes.

(A) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Subsection 1.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(B) Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(C) Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Subsection 1.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(D) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Subsection 8.1(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Subsection 1.13(D).

(E) Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Subsection 1.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(F) Status of Lenders.  (1)   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Subsection 1.13(F)(2)(i), 1.13(F)(2)(ii), 1.13(F)(2)(iii) and 1.13(F)(2)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

             (i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

             (ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(a)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)           executed originals of IRS Form W-8ECI;

(c)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.13-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(d)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13-2 or Exhibit 1.13-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.13-4 on behalf of each such direct and indirect partner;

             (iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

             (iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update promptly, and in any event prior to the next payment date, such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(G) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Subsection 1.13 (including by the payment of additional amounts pursuant to this Subsection 1.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Subsection 1.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Subsection 1.13(G) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Subsection 1.13(G), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection 1.13(G) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Subsection 1.13(G) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(H) Survival.  Each party’s obligations under this Subsection 1.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

1.14   Defaulting Lenders.

(A) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

          (1) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Subsection 9.2.

          (2) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Subsection 6.6 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Loan Commitments under the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Subsection 1.14(A) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(B) Defaulting Lender Cure.  If the Borrower and the Administrative Agent reasonably determine and agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitment under the Term Loan Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

1.15   Term of This Agreement.   All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations (other than contingent obligations in respect of which no claim has been made) shall become due and payable on the Term Loan Maturity Date.  This Agreement shall remain in effect through and including, and (except with respect to provisions hereof expressly stated herein to survive any such termination) shall terminate immediately after, the date on which all Obligations (other than contingent obligations in respect of which no claim has been made) shall have been indefeasibly and irrevocably paid and satisfied in full in cash.

SECTION 2

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Section 2.

2.1   Existence; Businesses and Properties.

(A) Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided, however, that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

(B) continue to own all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

(C) comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including all Environmental Laws;

(D) pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all Taxes imposed upon it or upon its property, and (ii) all claims (including claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

(E) keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

(F) continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from an Asset Exchange; and

(G) maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided, however, that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Subsection 3.2, 3.3 or 3.4.

2.2   Maintaining Records.   Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided, however, that if the Borrower shall so require, a single representative shall be appointed by the Requisite Lenders to exercise the rights granted to the Lenders under this Subsection 2.2; provided, further, that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing, upon reasonable notice, at any time during normal business hours (without appointment of a single representative by the Lenders).

2.3   Use of Proceeds.   The Borrower will use the proceeds of the Term Loan solely for the purposes described in the recital paragraphs to this Agreement.

2.4   CoBank Equity.

(A) So long as CoBank is a Lender hereunder, the Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(B) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (y) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Loans on a non-patronage basis.

(C) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or at any other time, either for application to the Obligations or otherwise.

2.5   Repayment of Indebtedness.  On or before October 24, 2011, the Borrower shall repay all existing Indebtedness of the Borrower to the Rural Telephone Finance Corporation in connection with that certain loan in a principal amount of up to $200,000,000.

SECTION 3

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Section 3, and the Borrower will not:

3.1   Liens; Restrictions on Sales of Receivables.   Create, incur, assume, or suffer to exist, or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower’s past practice), other than: (A) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (B) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (C) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (1) solely for the purpose of financing the acquisition, construction or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved or (2) to refinance, refund, renew or extend any Indebtedness described in subclause (1) that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended; (D) Liens on the assets of any Person merged or consolidated with or into (in accordance with Subsection 3.4) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (E) Liens for taxes, assessments and governmental charges or levies, which are not yet due or which are being contested in good faith by appropriate proceedings; (F) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $25,000,000; (G) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (H) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (I) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (J) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (K) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (L) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (M) other Liens securing Indebtedness in an aggregate principal amount, when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Subsection 3.7(3), not to exceed $200,000,000 at any one time outstanding; provided, however, that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (A) through (M)) on its assets so long as (1) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (2) at the time of any incurrence of Indebtedness secured by Liens in reliance on this proviso, the aggregate principal amount of all such Indebtedness incurred in reliance on this proviso (including the Obligations), when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Subsection 3.7 (other than clauses (1) through (4) of Subsection 3.7), shall not exceed the Maximum Priority Amount at such time.

3.2   Ownership of the Principal Subsidiaries.   Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (A) to another Subsidiary, or (B) in connection with an Asset Exchange; provided, however, that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

3.3   Asset Sales.  Except in connection with an Asset Exchange, permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the Term Loan Maturity Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity or indebtedness incurred to refinance indebtedness outstanding as of the date hereof).

3.4   Mergers.  Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired); except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Subsection 3.3, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided, however, that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

3.5   Restrictions on Dividends.

(A) Enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

(B) In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

3.6   Transactions with Affiliates.  Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (or permit any of its Subsidiaries to do any of the foregoing), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (A) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) as otherwise may be required by any Federal or state Governmental Authority, (C) so long as such transactions are not materially disadvantageous to the Borrower or (D) so long as such transactions are solely among the Borrower and one or more of its Subsidiaries.

3.7   Subsidiary Indebtedness.  Permit any Subsidiary to enter into, directly or indirectly, issue, incur, assume or Guarantee any Indebtedness unless (A) the Obligations are Guaranteed by such Subsidiary on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (B) at the time of any incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness of Subsidiaries (including any Guarantee of the Obligations but excluding Indebtedness permitted by clauses (1) through (4) below), when aggregated with the principal amount of Indebtedness secured by Liens in reliance on the final proviso to Subsection 3.1, shall not exceed the Maximum Priority Amount at such time, except (1) Indebtedness in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (2) any Indebtedness in effect as of the Closing Date that is listed on Schedule 3.7 (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (3) additional Indebtedness, when aggregated, without duplication, with the principal amount of Indebtedness secured by Liens in reliance on Subsection 3.1(M), not to exceed $200,000,000 at any one time outstanding and (4) Indebtedness of a Subsidiary to the Borrower or another Subsidiary.

SECTION 4

FINANCIAL COVENANTS AND REPORTING

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until payment in full of all Obligations (other than contingent obligations in respect of which no claim has been made), unless the Requisite Lenders shall otherwise give their written consent, the Borrower shall perform and comply with all covenants in this Section 4.  For the purposes of this Section 4, all covenants calculated for the Borrower shall be calculated on a consolidated basis for the Borrower and its Subsidiaries.

4.1   Total Leverage Ratio.  The Borrower shall maintain at all times, measured at each fiscal quarter end, a Total Leverage Ratio less than or equal to 4.5:1.0; provided, that if after the Closing Date the Borrower provides any other holder of Indebtedness with additional or more restrictive financial covenants than set forth in this Subsection 4.1, then this Agreement shall be deemed to include, and this Agreement shall be amended to contain, such additional and more restrictive financial covenants.

4.2   Financial Statements and Other Reports.  The Borrower will and will cause its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP consistently applied (it being understood that quarterly financial statements are not required to have footnote disclosures and are subject to normal year-end audit adjustments).  The Borrower will deliver each of the financial statements and other reports described below to the Administrative Agent.

(A) Quarterly Financials.  Within 65 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

(B) Year-End Financials.  As soon as available and in any event within 110 days after the end of each fiscal year of the Borrower, consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG LLP or other independent public accountants of recognized national standing, certified without any material qualification or exception as to the scope of such audit or any “going concern” or like qualification by such accountants, and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(C) The Borrower Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Subsections 4.2(A) or 4.2(B), the Borrower will deliver a compliance certificate in substantially the same form as Exhibit 4.2(C) (each, a “Compliance Certificate”) signed by a Financial Officer of the Borrower (1) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (2) setting forth reasonably detailed calculations (including with respect to any pro forma effect given to a Material Transaction) demonstrating compliance with Subsection 4.1 as of the last day of the most recent fiscal quarter covered by such financial statements.

(D) Budget.  As soon as available and in any event within 65 days after the beginning of each of the Borrower’s fiscal years, the Borrower will deliver a Budget of the Borrower and its consolidated Subsidiaries for such fiscal year.

(E) SEC Filings.  Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K’s (to the extent that such Form 8-K’s disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (the “SEC”) (or any successor thereto) or any national securities exchange.

(F) Litigation and Other Notices.  Promptly upon any Financial Officer of the Borrower becoming aware of the following, Borrower will provide written notice thereof to the Administrative Agent:

(1) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be anticipated to result in a Material Adverse Effect; and

(3) any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

(G) ERISA Events.  Promptly after (1) the occurrence thereof, notice of any ERISA Termination Event or “prohibited transaction”, as such term is defined in Section 4975 of the IRC, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, and (2) actual knowledge thereof, copies of any notice of PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(H) Other Information.  Promptly, from time to time, such other information, regarding the Borrower’s operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(I) Delivery of Information.  Documents required to be delivered pursuant to Subsection 4.2(A), (B) or (E) (to the extent any such documents are included in materials otherwise filed with the SEC (or any successor thereto)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto at www.frontier.com; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Subsection 4.2(C) to the Administrative Agent.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loan, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1   Organization, Powers, Governmental Approvals.

(A) The Borrower and each Principal Subsidiary (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.  The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (i) law, (ii) its constituent documents, or (iii) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (i) or (iii)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(B) Except for (1) any Governmental Approvals required in connection with the funding of the Term Loan (such approvals being “Borrowing Approvals”) and (2) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

5.2   Financial Statements.  The Borrower has furnished or otherwise made available to the Administrative Agent, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading.  Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the financial statements to be furnished pursuant to Subsection 4.2 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

5.3   No Material Adverse Change.  Since the date of the Borrower’s most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that the consummation of an Asset Exchange shall not constitute such a material adverse change).

5.4   Title to Properties; Possession Under Leases.

(A) To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Subsection 3.1.

(B) Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect.  Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

5.5   Ownership of Subsidiaries.  The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Subsection 3.1), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

5.6   Litigation; Compliance with Laws.

(A) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (1) challenges the validity of this Agreement or any other Loan Document, (2) may reasonably be expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (3) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, may reasonably be expected to have a Material Adverse Effect.

(B) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

(C) Except as set forth in or contemplated by the financial statements or other reports referred to in Subsection 5.2 and which have been delivered or otherwise made available to the Administrative Agent on or prior to the date hereof, (1) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (2) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (3) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (4) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (5) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

5.7   Agreements.

(A) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

(B) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

5.8   Federal Reserve Regulations.  No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

5.9   Investment Company Act.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.10   Use of Proceeds.  The Borrower will use the proceeds of the Term Loan solely for the purposes described in the recital paragraphs to this Agreement.

5.11   Tax Returns.  Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and local and non-U.S. tax returns required to have been filed by it and has paid or caused to be paid all taxes (whether or not shown in such tax returns) and satisfied all of its withholding tax obligations, except (A) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves in accordance with GAAP and (B) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

5.12   No Material Misstatements.  No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not materially misleading.

5.13   Employee Benefit Plans.

(A) Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(B) No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the IRC and no failure to satisfy the minimum funding standard under Section 412 of the IRC has occurred, whether or not waived, with respect to any Plan, except for any such deficiency or failure that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(C) No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(D) Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

5.14   Insurance.  Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

SECTION 6

EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

6.1   Events of Default.  “Event of Default” shall mean any one or more of the following:

(A) Payment.   The Borrower shall fail to pay (1) any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (2) any interest on the Term Loan or any fee or any other amount (other than an amount referred to in clause (1) of this Subsection 6.1(A)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; or

(B) Default in Other Agreements.  Any breach by the Borrower or any of its Principal Subsidiaries of any agreement or instrument relating to Indebtedness occurs that results in any Indebtedness of any one or more of the Borrower and its Principal Subsidiaries in an aggregate principal amount exceeding $50,000,000 becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case after giving effect to any applicable grace period; or, as a result of any such breach, any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or any Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this Subsection 6.1(B) shall not apply to any Indebtedness that becomes due as a result of a voluntary redemption or repayment of such Indebtedness effected in accordance with the terms of the agreement governing such Indebtedness and which is not prohibited by this Agreement; or

(C) Breach of Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect; or

(D) Breach of Certain Provisions. Failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Subsections 2.1(F), 2.3 or 4.1, or in Section 3; or

(E) Other Defaults Under Loan Documents. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Subsections 6.1(A) or 6.1(D)) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (1) the Borrower obtaining knowledge thereof and (2) the date that notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(F) Default in Other Indebtedness.  The Borrower or any Principal Subsidiary shall fail to make any payment of any amount in respect of Indebtedness in an aggregate principal amount of $50,000,000 or more, when and as the same shall become due and payable after giving effect to any applicable grace periods; or

(G) Involuntary Bankruptcy; Appointment of Receiver; Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) liquidation, reorganization or other relief in respect of the Borrower or any of its Principal Subsidiaries or its debts, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(H) Voluntary Bankruptcy; Appointment of Receiver; Etc.  The Borrower or any of its Principal Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Subsection 6.1(G), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing; or

(I) Judgment and Attachments.  One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment; or

(J) ERISA; Pension Plans. A Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the IRC for any plan year or a waiver of such standard is sought or granted under Section 412(c), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; or

(K) Change in Control.  A Change in Control shall occur.

6.2   [Reserved.]

6.3   Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Subsections 6.1(G) or 6.1(H), the unpaid principal amount of and accrued interest and fees on the Term Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by the Borrower.  Upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and upon written demand by Requisite Lenders shall, by written notice to the Borrower, declare all or any portion of the Term Loan and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon.

6.4   Rights of Collection.  Upon the occurrence and during the continuation of any Event of Default and at any time thereafter, unless and until such Event of Default is cured, or waived or removed by Requisite Lenders, the Administrative Agent may exercise on behalf of the Lenders all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

6.5   Consents.  The Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of a Governmental Authority.  If the Administrative Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then the Borrower, at the Borrower’s cost and expense, agrees to use commercially reasonable efforts, and to cause its Subsidiaries to use their commercially reasonable efforts, to secure such consent and to cooperate with the Administrative Agent and the Lenders in any action commenced by the Administrative Agent or any Lender to secure such consent.

6.6  Set Off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that if any Defaulting Lender shall exercise any such right of setoff, (A) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Subsection 1.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (B) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Subsection 6.6 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The Borrower agrees, to the fullest extent permitted by Applicable Law, that any Lender or its respective Affiliates may exercise its right to setoff with respect to amounts in excess of such Lender’s Pro Rata Share of the Obligations and upon doing so shall comply with Subsection 6.7; provided, that CoBank may exercise its rights against any CoBank Equities held by Borrower without complying with Subsection 6.7.

6.7   Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Subsection 6.7 shall apply) or (iii) any action taken by CoBank with respect to any CoBank Equities held by the Borrower.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

6.8   Application of Payments.  Subsequent to the acceleration of the Term Loan pursuant to Subsection 6.3, all payments received by the Lenders  on the Obligations and on the proceeds from the enforcement of the Obligations shall be applied among the Administrative Agent and the Lenders as follows:  first, to all the Administrative Agent’s and the Lenders’ fees and expenses then due and payable; then to all other expenses then due and payable by the Borrower under the Loan Documents; then to all indemnitee obligations then due and payable by the Borrower under the Loan Documents; then to all accrued and unpaid interest on the Term Loan in accordance with all such amounts due on the Term Loan; then to the principal amount of the Term Loan; and then to any remaining amounts due under the Obligations, in that order (provided, such priority may be changed with the consent of the Requisite Lenders).  Any remaining monies not applied as provided in this Subsection 6.8 shall be paid to the Borrower or any Person lawfully entitled thereto.

SECTION 7

CONDITIONS TO THE TERM LOAN

The obligations of each Lender to make its Pro Rata Share of the Term Loan are subject to satisfaction or waiver of each of the following conditions on the Closing Date:

7.1   Executed Loan and Other Documents.  (i) This Agreement and (ii) any Note requested by any Lender at least two Business Days prior to the Closing Date shall have been duly authorized and executed by the Borrower or other Persons, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower or such other Persons, as applicable, shall have delivered sufficient original counterparts thereof to the Administrative Agent as the Administrative Agent shall reasonably request at least two Business Days prior to the Closing Date.

7.2   Closing Certificates; Opinions.

(A) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming compliance with the conditions precedent set forth in Subsections 7.7(B) and (C).

(B) Certificate of Secretary of the Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization, that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of the resolutions of the board of directors of the Borrower, authorizing the borrowings contemplated hereunder, the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents.

(C) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.

(D) Opinion(s) of Counsel. The Administrative Agent shall have received a favorable opinion of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower and the Loan Documents, reasonably satisfactory in form and substance to the Administrative Agent.

7.3   Consents.

(A) Governmental and Third Party Approvals. The Borrower shall have delivered to the Administrative Agent all necessary approvals, authorizations and consents, if any, of all Persons, Governmental Authorities, including the FCC and all applicable PUCs, and courts having jurisdiction with respect to the execution and delivery of this Agreement and the other Loan Documents, and all such approvals shall be in form and substance reasonably satisfactory to the Administrative Agent.

(B) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened in writing before, nor any adverse ruling received from, any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, as determined by the Administrative Agent in its reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

7.4   Fees, Expenses, Etc.  There shall have been paid, or shall substantially concurrently with the closing be paid, by the Borrower to the Administrative Agent the fees and other amounts set forth or referenced in Subsection 1.4 due and payable on or prior to the Closing Date, to the extent invoiced.

7.5   Litigation, Investigations, Audits, Etc. There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened in writing against or in any other manner relating adversely to, the Borrower or any of its respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC), except (i) such as affect the telecommunications industry generally or (ii) as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, that would reasonably be expected to have a Material Adverse Effect.

7.6   Repayment of Certain Indebtedness.  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that all existing Indebtedness of the Borrower to CoBank in connection with those certain loans in the original principal amounts of $150,000,000 and $135,000,000 has been, or immediately following the disbursement of the proceeds of the Term Loan on the Closing Date will be, fully paid, satisfied and discharged.

7.7   Other Conditions to the Term Loan.

(A) The Administrative Agent shall have received, in accordance with the provisions of Subsection 1.3, a Notice of Borrowing/Conversion/Continuation requesting an advance of the Term Loan.

(B) The representations and warranties contained in Section 5 of this Agreement shall be (and such request by the Borrower for the Term Loan shall constitute a representation and warranty by the Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true, correct and complete in all material respects as of such earlier date).

(C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

(D) Since December 31, 2010, there shall not have occurred any event or condition that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 8

ASSIGNMENT AND PARTICIPATION; AGENCY PROVISIONS

8.1   Assignments and Participations in Loans and Notes.  (A)  General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (1) to an assignee in accordance with the provisions of Subsection 8.1(B), (2) by way of participation in accordance with the provisions of Subsection 8.1(D), or (3) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 8.1(F) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 8.1(D) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In the event of an assignment pursuant to this Subsection 8.1, if a new Note is requested by the Person to which interests are to be assigned, the Borrower shall, upon surrender of the assigning Lender’s Note, issue a new Note to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.  Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject to the provisions of Subsection 9.13.  Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a “Lender” hereunder unless such Person shall also be capable of making LIBOR Loans.

(B)           Assignments by the Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(1) Minimum Amounts.

             (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Pro Rata Share of the Term Loan Commitment and the Term Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

             (ii) in any case not described in Subsection 8.1(B)(1)(i), the aggregate amount of the Term Loan Commitment (which for this purpose includes the Term Loan outstanding thereunder) or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if an “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(2) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned.

(3) Required Consents.  No consent shall be required for any assignment except to the extent required by Subsection 8.1(B)(1)(ii) and, in addition:

             (i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (a) an Event of Default has occurred and is continuing at the time of such assignment or (b) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (x) assignments by CoBank to institutions chartered under the Farm Credit System shall not require written consent of the Borrower and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

             (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan Facility if such assignment is to a Person that is not a Lender with a Pro Rata Share of the Term Loan Commitment or the Term Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(4) Assignment and Assumption.  Unless waived by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(5) No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) or any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

(6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection 8.1(C), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsections 1.4(C), 1.11, 1.13 (subject to the requirements of Subsection 1.13), 9.1, 9.14, 9.15 and 9.16 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 8.1(B) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 8.1(D).

(C)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Denver, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Pro Rata Share of the Term Loan Commitment of, and principal amounts of (and stated interest on) the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Subsection 8.1(C).

(D)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Pro Rata Share of the Term Loan Commitment and/or the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Subsection 9.1(B) with respect to any payments made by such Lender to its Participant(s).  CoBank reserves the right to assign or sell participations in all or any part of its Pro Rata Share of the Term Loan Commitment and the Term Loan on a non-patronage basis.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Subsection 9.2 relating to amendments requiring unanimous consent of the Lenders that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Subsection 1.4(B), 1.11 and 1.13 (subject to the requirements and limitations therein, including the requirements under Subsection 1.13(F) (it being understood that the documentation required under Subsection 1.13(F) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 8.1(B); provided that such Participant (1) agrees to be subject to the provisions of Subsection 1.12 as if it were an assignee under Subsection 8.1(B); and (2) shall not be entitled to receive any greater payment under Subsections 1.11 or 1.13, with respect to any participation, than its participating Lender would have been entitled to receive, except, in the case of Voting Participants (as defined below) only, to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Voting Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use commercially reasonable efforts to cooperate with the Borrower to effectuate the provisions of Subsection 1.12 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 6.6 as though it were a Lender; provided that such Participant agrees to be subject to Subsection 6.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Subsection 8.1(B) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 8.1(D) shall, so long as such Farm Credit Lender continues to hold a participation in the Term Loan, be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Borrower and the Administrative Agent.  Any selling Lender (including any existing Voting Participant) and any selling or purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(F)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment  to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.2   Agency.

(A) Appointment and Authority.  Each of the Lenders hereby irrevocably appoints CoBank, ACB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.2 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(B) Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers and obligations in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(C) Exculpatory Provisions.  (1) The Administrative Agent shall not have any duties or obligations in its capacity as Administrative Agent except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2) The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 and Section 6), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(3) The Administrative Agent shall not be responsible to the Lenders for or have any duty to the Lenders to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other party hereto of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(D) Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(E) Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(F) Resignation of Administrative Agent.  (1) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor which shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(2) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (D) of the definition thereof, the Requisite Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and appoint a successor which shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(3) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent in respect of the period prior to the effectiveness of its resignation or removal, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8.2 and Section 9.1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(G) Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(H) No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

(I) Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Lenders authorize (but do not obligate) the Administrative Agent (irrespective of whether any principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) by intervention in such proceeding or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts in each case due the Lenders and the Administrative Agent under Subsections 1.4 and 9.1) allowed in such judicial proceeding; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due under Subsections 1.4 and 9.1 for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel.

8.3   [Reserved].

8.4   Disbursement of Funds.  If any Lender fails to pay the amount of its Pro Rata Share of any Loan requested by the Borrower upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower, and the Administrative Agent shall disburse to the Borrower, by wire transfer of immediately available funds, that portion of such Loan as to which the Administrative Agent has received funds. In such event, the Administrative Agent may, on behalf of any Lender not timely paying the Administrative Agent, disburse funds to the Borrower for Loans requested, subject to the provisions of Subsection 8.5(B). Each such Lender shall reimburse the Administrative Agent on demand for all funds disbursed on its behalf by the Administrative Agent.  Nothing in this Subsection 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Subsection 8.5, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5   Disbursements of Advances; Payments.

(A) Pro Rata Treatment; Application. Upon receipt by the Administrative Agent of each payment from the Borrower hereunder, other than as described in the succeeding sentence, the Administrative Agent shall promptly credit each Lender’s account with its Pro Rata Share of such payment in accordance with such Lender’s Pro Rata Share and shall promptly wire advice of the amount of such credit to each Lender.  Each payment to any Person (including the Administrative Agent) of its fees shall be made in like manner, but for the account of such Person (including the Administrative Agent).

(B) Availability of Lender’s Pro Rata Share.

(1) Unless the Administrative Agent shall have received notice from a Lender, prior to a Funding Date, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Loan amount requested by the Borrower, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Subsection 8.4 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Pro Rata Share of the Loan amount requested by the Borrower available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(2) Nothing contained in this Subsection 8.5(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights the Administrative Agent or the Borrower may have against such Lender as a result of a default by such Lender under this Agreement.

(C) Return of Payments.

(1) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand, without setoff, counterclaim or deduction of any kind, the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(2) If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

SECTION 9

MISCELLANEOUS

9.1   Indemnities.

(A) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel for the Indemnitees (selected by the Administrative Agent) plus one additional counsel if any Indemnitee reasonably determines that due to a conflict its interests are better represented by separate counsel), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (2) any Loan or the use or proposed use of the proceeds therefrom, (3) any actual or alleged presence or Release of Specified Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (4) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Subsection 9.1(A) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(B) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Subsections 1.4(C) or 9.1(A) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(C) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.  No Indemnitee referred to in Subsection 9.1(A) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(D) Payments.  All amounts due under this Subsection 9.1 shall be payable promptly after demand therefor.

(E) Survival.  Each party’s obligations under this Subsection 9.1 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

9.2   Amendments and Waivers.  Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Requisite Lenders (or the Administrative Agent, if expressly set forth herein, in any Note or in any other Loan Document); provided, that, notwithstanding any other provision of this Agreement to the contrary and except, with respect to an assignee or assignor hereunder, to the extent permitted by any applicable Assignment and Assumption, no amendment, modification, termination or waiver shall, unless in writing and signed by the Borrower and all the Lenders (including Voting Participants) affected thereby (which in the cases of clauses (iv), (v), (vi) or (vii) shall be all Lenders), do any of the following: (i) increase any Lender’s Pro Rata Share of the Term Loan Commitment or the Term Loan or change a pro rata payment of any Lender; (ii) reduce the principal of, rate of interest (other than default interest) on or fees payable with respect to the Term Loan made by such Lender; (iii) extend the Term Loan Maturity Date or extend any other fixed date on which any Obligation is to be paid; (iv) change the definition of “Requisite Lenders” or change the percentage of the Lenders which shall be required for the Lenders or any of them to take any action hereunder; (v) amend or waive this Subsection 9.2 or the definitions of the terms used in this Subsection 9.2 insofar as the definitions affect the substance of this Subsection 9.2; (vi) consent to the assignment, delegation or other transfer by the Borrower of any of its rights and obligations under any Loan Document; or (vii) amend or waive the priority of payments set forth in Subsection 6.8; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for the Administrative Agent to take collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on the Borrower or any other Person in any case shall entitle the Borrower or such Person to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the portion of the Term Loan Commitment or Term Loan of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders (other than solely as a result of differing amounts of the Term Loan held by such Defaulting Lender vis a vis other Lenders) shall require the consent of such Defaulting Lender.

If the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days after notice thereof.

9.3   Notices.

(A) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 9.3(B)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(1) if to the Borrower, to Frontier Communications Corporation at 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Treasurer (Facsimile No. (203) 614-4602; Telephone No. (203) 614-5600);

with a copy to:

Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Deputy General Counsel (Facsimile No. (203) 614-4651; Telephone No. (203) 614-5600);

(2) if to the Administrative Agent, to CoBank, ACB at 900 Circle Parkway, Suite 1400, Atlanta, Georgia 30339, Attention of Communications Banking Group (Facsimile No. (770) 618-3202; Telephone No. (770) 618-3200;

with a copy to:

CoBank, ACB, 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (800) 542-8072;

(3) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in Subsection 9.3(B), shall be effective as provided in Subsection 9.3(B).

(B) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (1), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(C) Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to (i) the Borrower and the Administrative Agent (in the case of any such change by a Lender) or (ii) the Administrative Agent (in the case of any such change by the Borrower).

(D) Platform.

(1) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(2) The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Subsection 9.3, including through the Platform.

9.4   Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5   Marshaling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that the Borrower or any other Person makes payment(s) or the Administrative Agent enforces its Liens or the Administrative Agent or any Lender exercises its right of setoff, and such payment(s) or the proceeds of such enforcement or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether by demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.6   Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents or any such invalid, unenforceable or illegal provision in any jurisdiction in which it is not invalid, unenforceable or illegal.

9.7   The Lenders’ Obligations Several; Independent Nature of the Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  If any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by the Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8   Headings.  Section and Subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9   Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

9.10   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Borrower may not assign its respective rights or obligations hereunder without the written consent of all the Lenders.

9.11   No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to the Borrower or its Subsidiaries or Affiliates by the Administrative Agent or any Lender.

9.12   Construction. Each of the Administrative Agent, the Lenders and the Borrower acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by each of the Administrative Agent, the Lenders and the Borrower.

9.13   Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (A) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (B) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (and, in the case of any non-ordinary course disclosure under this clause (B), the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so); (C) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so); (D) to any other party hereto; (E) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (F) subject to an agreement with respect to which the Borrower is an express third-party beneficiary containing provisions substantially the same as those of this Subsection 9.13, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (2) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (G) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility; (H) with the consent of the Borrower; or (I) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Subsection 9.13, or (2) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Subsection 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Subsection 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14   Consent to Jurisdiction and Service of Process.  (A) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH  COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SUBSECTION 9.3.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.15   Waiver of Venue.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION 9.14(A).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.16   Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION 9.16.

9.17   Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Subsections 1.4(C), 1.11, 1.13, 9.1, 9.9, 9.14, 9.15 and 9.16 and the agreements of the Lenders set forth in Subsection 9.1(B) (together with any other Sections and Subsections stated herein to so survive) shall survive the payment of the Loans and the termination of this Agreement; provided, however, that the Borrower shall have no payment obligation under Subsections 1.11 or 1.13 after termination of this Agreement unless notice of such obligation pursuant to Subsection 1.11 or 1.13 was delivered to the Borrower prior to termination of this Agreement.

9.18   Entire Agreement.  This Agreement and the schedules and exhibits attached hereto, the Notes and the other Loan Documents referred to herein, and any separate letter agreements with respect to fees payable to the Administrative Agent, embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

9.19   Counterparts; Effectiveness; Electronic Execution of Assignments.

(A) Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(B) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.20   Patriot Act.  The Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such entity and other information that will allow the Lenders to identify such in accordance with the Patriot Act.  The Borrower shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the Patriot Act.

SECTION 10

DEFINITIONS

10.1   Certain Defined Terms. The terms defined below are used in this Agreement as so defined.  Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“Adjustment Date” means each date which is the Business Day after the receipt by the Administrative Agent of each Compliance Certificate delivered by the Borrower pursuant to Subsection 4.2(C) and related financial statements.

“Administrative Agent” means CoBank in its capacity as the Administrative Agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Subsection 8.2.

                “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement (including all schedules and exhibits hereto), as amended, modified, supplemented, extended and restated from time to time as permitted herein.

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including the Licenses, the Communications Act, PUC Laws and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

                “Approved Fund” means any Fund that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Exchange” means the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (in accordance with, and with the consent of any party whose consent is required by, Subsection 8.1) and accepted by the Administrative Agent, in substantially the form of Exhibit 10.1(A) or any other form approved by the Administrative Agent.

“Base Rate” means a variable rate of interest per annum equal, on any day, to the rate established by CoBank on the first Business Day of each week as the higher of (i) 1.00% plus one-month LIBOR; and (ii) the Prime Rate.  For the purpose of this definition of “Base Rate”, “LIBOR” shall mean the one (1) month rate (rounded upward to the nearest 1/100th of 1%), as quoted by the British Bankers Association at 11:00 a.m. London time and published by Bloomberg, on the first Business Day of each week.

“Base Rate Loans” means Loans accruing interest at the rate determined by reference to the Base Rate.

“Base Rate Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Budget” means, for the Borrower and its Subsidiaries on a consolidated basis, forecasted; (A) balance sheets; (B) profit and loss statements; (C) cash flow statements; (D) operating budget; and (E) capital budget, all prepared on a consistent basis with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Budget represents and will represent as of the date thereof the good faith estimate of the Borrower and its senior management concerning the most probable course of its business.

“Business Day” means (A) for all purposes other than as covered by clause (B) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Colorado or New York, or is a day on which banking institutions located in such state are closed or which the Federal Reserve Banks are closed, and (B) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day that is a Business Day described in clause (A) above and that is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank LIBOR market.

“Calculation Period” means each period commencing on each Adjustment Date and ending on the day preceding each subsequent Adjustment Date.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control” shall be deemed to have occurred if (A) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (B) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (1) nominated by the management of the Borrower, nor (2) appointed by directors so nominated; or (C) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall otherwise directly or indirectly Control the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (A) the adoption or taking effect of any law, rule, regulation or treaty, (B) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (C) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (2) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Communications Act” means the Communications Act of 1934, as amended and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Communications System” means a land-line telephone system, a cable television system, a cellular mobile radio telephone system, a long distance telecommunications system or a “PCS system,” and shall include a microwave system or a paging system operated in connection with (and in the same general service area as) any of the foregoing systems.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Worth” means, as at any date of determination, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the Term Loan Maturity Date, mandatorily redeemable convertible preferred securities, mandatorily convertible Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority equity interests in other persons, as determined on a consolidated basis in conformity with GAAP consistently applied.

“Consolidated Tangible Assets” means, for any Person, total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Defaulting Lender” means, subject to Subsection 1.14(B), any Lender that (A) has failed to (1) fund all or any portion of its Term Loan on the Closing Date unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (2) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, or (B) has, or has a direct or indirect parent company that has, (1) become the subject of a proceeding under any Debtor Relief Law, or (2) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (A) and/or (B) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Subsection 1.14(B)) upon delivery of written notice of such determination to the Borrower and each Lender.

“EBITDA” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, for the period of calculation, the sum of (A) (1) net income or deficit, as the case may be (excluding extraordinary gains, extraordinary non-cash losses, the write up of any assets, and any gain or loss on the sale of assets), (2) total interest expense, (3) depreciation and amortization expense, (4) dividends on preferred stock, (5) accrued income or franchise taxes, federal, state or local (whether paid or accrued as a liability), and (6) losses attributable to minority interests, investment losses and non-recurring charges for severance, restructuring and acquisition (including acquisition integration) costs, minus (B) the sum of (i) investment income, (ii) interest income, (iii) dividend and patronage income, (iv) income from unconsolidated subsidiaries, partnerships and joint ventures, and (v) other non-operating income (not otherwise included in clauses (i), (ii), (iii) and (iv)); in all cases in clauses (A) and (B) only to the extent otherwise included in calculating net income or deficit.  For any period of calculation, EBITDA shall be adjusted to give pro forma effect to any Material Transaction, as determined reasonably and in good faith by a Financial Officer, during the period of calculation as if such Material Transaction occurred on the first day of such period of calculation, provided that such pro forma calculations shall only include such adjustments as are permitted under Regulation S-X of the SEC.

                “Eligible Assignee” means any Person that meets the requirements to be an assignee under Subsections 8.1(B)(3), 8.1(B)(5) and 8.1(B)(6) (subject to such consents, if any, as may be required under Subsection 8.1(B)(3)).

“Environmental Laws” means all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Termination Event” means (A) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (B) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (C) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (D) the institution of proceeding to terminate a Plan by the PBGC or (E) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (A) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (1) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (2) that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Subsection 1.12(B)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Subsection 1.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Taxes attributable to such Recipient’s failure to comply with Subsection 1.13(F) and (D) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Officer” of any Person means the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer, Controller or Treasurer of such corporation.  Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means (A) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (B) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date of the funding of any Loan hereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means, collectively, each Guarantee executed and delivered pursuant to Subsection 3.7.

“Indebtedness,” of any Person means, without duplication, (A) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred, expense accruals and deferred compensation items arising, in each case, in such Person’s ordinary course of business), (F) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (F) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, (G) all Capital Lease Obligations of such Person, (H) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), provided the amount of such obligations shall be deemed to be the net termination obligations of such Person thereunder calculated as if such Swap Contracts were terminated on such date of calculation but such net termination shall not be less than zero for purposes of this definition, (I) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations), (J) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person, and (K) all Guarantees of such Person in respect of any of the foregoing; provided, however, that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indemnified Taxes” means (A) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (B) to the extent not otherwise described in (A), Other Taxes.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Lead Arranger” means CoBank in its capacity as Lead Arranger.

“LIBOR” means for each applicable Interest Period, a fixed annual rate equal to: (A) the rate of interest determined by the Administrative Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented by the Reuters Screen LIBOR01 page as quoted by the British Bankers Association as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided, that in the event British Bankers Association ceases to provide such quotations (as determined by the Administrative Agent), then the Administrative Agent will notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations, divided by (B) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect); such rate to be rounded upward to the nearest 1/100th of 1%.

“LIBOR Loans” means Loans accruing interest at rates determined by reference to the LIBOR.

“LIBOR Margin” means the applicable percent per annum determined in accordance with Subsection 1.2(B).

“Licenses” shall mean any landline telephone, cellular telephone, microwave, personal communications or other telecommunications or similar license, authorization, waiver, certificate of compliance, franchise, approval or permit, whether for the acquisition, construction or operation of any Communications System, granted or issued by the FCC, any applicable PUC or other Governmental authority and held by the Borrower or any of its Subsidiaries.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan” or “Loans” means an advance or advances under the Term Loan Commitment.

“Loan Documents” means this Agreement, the Notes, any Security Documents, and any Guaranty Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Margin Regulations” means Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Transaction” means any acquisition or disposition outside the ordinary course of business of any property or assets that (A) constitute assets comprising all or substantially all of an operating unit of a business or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person that are represented by all its outstanding capital stock and (B) involves aggregate consideration in excess of $50,000,000.

“Maximum Priority Amount” shall mean, at any time, the sum of (A) 10% of the value of the consolidated total assets of the Borrower and (B) 20% of the sum of the total consolidated current assets and net property, plant and equipment of the Borrower, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet of the Borrower delivered by the Borrower pursuant to Subsection 4.2(A) or 4.2(B).

“Non-Consenting Lender” means any Lender that does not approve, or does not respond within ten Business Days after such Lender’s receipt of a request for its approval of, any consent, waiver or amendment that (A) requires the approval of all affected Lenders (including Voting Participants) in accordance with the terms of Subsection 9.2 and (B) has been approved by the Requisite Lenders.

“Note” or “Notes” means one or more of the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Subsection 1.12).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

“Prime Rate” means, a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  If the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Person.

“Principal Subsidiaries” shall mean any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Pro Rata Share” means (A) prior to the advance of the Term Loan, the percentage obtained by dividing (1) the commitment of a Lender under the Term Loan Commitment by (2)  the Term Loan Commitment and (B) after the advance of the Term Loan, the percentage obtained by dividing (1) the amount of a Lender’s outstanding advances related to the Term Loan by (2) the aggregate amount of all outstanding advances related to the Term Loan.

“PUC” means any state, provincial or other local regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over the Borrower or its Subsidiaries.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requisite Lenders” means, to the extent more than one Lender holds any of the Term Loan Commitment or the outstanding principal amount of the Term Loan, at least two Lenders, including Voting Participants, who are not Defaulting Lenders and who have in the aggregate Pro Rata Shares greater than 50.00% (calculated without giving effect to any Loans held or deemed to be held by a Defaulting Lender); provided that for purposes hereof, such two (2) or more Lenders (including Voting Participants) may not consist solely of Voting Participants who purchased their participations from the same Lender or of Voting Participants and the Lender who sold such participations to such Voting Participant.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Securitization Transaction” means (A) any transfer of accounts receivable or interests therein (1) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (2) directly to one or more investors or other purchasers (other than any Subsidiary), or (B) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured principally by Liens on accounts receivable.  The “amount” of any Securitization Transaction shall be deemed at any time to be (i) in the case of a transaction described in clause (A) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (ii) in the case of a transaction described in clause (B) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

“Security Documents” means, collectively, each security agreement or other instrument or document executed and delivered pursuant to the proviso to Subsection 3.1 or the proviso to Subsection 3.2 to secure any of the Obligations.

“Specified Substance” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references in this Agreement to “Subsidiaries” shall be construed as references to Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means any Loan under the Term Loan Commitment.

“Term Loan Commitment” means $575,000,000.

“Term Loan Facility” means the term loan credit facility extended to the Borrower pursuant to Subsection 1.1(A).

“Term Loan Maturity Date” means the earlier of (A) the acceleration of the Obligations pursuant to Subsection 6.3 or (B) October 14, 2016.

“Term Loan Note” or “Term Loan Notes” means one or more of the notes of the Borrower substantially in the form of Exhibit 10.1(B), or any combination thereof, and any replacements, restatements, renewals or extensions of any such notes, in whole or in part.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus the amount of the cash and cash equivalents of the Borrower and its consolidated Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet.

“Total Leverage Ratio” means, with respect to any fiscal quarter, as of the date ending such fiscal quarter, the ratio of (a) Total Indebtedness as of such fiscal quarter end to (b) EBITDA for the most recently completed four fiscal quarters (including such fiscal quarter).

“U.S. Person” means any person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“Withholding Agent” means the Borrower and the Administrative Agent.

10.2   Other Definitional Provisions.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (E) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (F) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

10.3   Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Except as otherwise expressly provided, financial statements and other information furnished to the Administrative Agent and the Lenders pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation.  For purposes of determining the Borrower’s compliance with the financial covenant set forth in Subsection 4.1 of this Agreement, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the covenant in Subsection 4.1 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Requisite Lenders wish to amend Subsection 4.1 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Requisite Lenders.

[Signatures follow on next page.]

Credit Agreement/Frontier Communications Corporation

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION,
as the Borrower

By:  __________________________________________
Donald R. Shassian
Chief Financial Officer

[Signatures Continued on Following Page]

Credit Agreement/Frontier Communications Corporation

[Signatures Continued from Previous Page]

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	COBANK, ACB, as the Administrative Agent, the Lead Arranger and a Lender By: _________________________________ Gary Franke Vice President

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	Deutsche Bank Securities Inc., as a Joint Lead Arranger and Co-Documentation Agent By: _______________________________ Name: Title: By: _______________________________ Name: Title:
DEUTSCHE BANK, AG NEW YORK BRANCH, as a Lender By: ________________________________ Name: Title: By: ________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	RAYMOND JAMES BANK, FSB, as a Joint Lead Arranger, a Co-Documentation Agent, and a Lender By: ________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	ROYAL BANK OF CANADA, as a Co-Documentation Agent and a Lender By: ____________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	THE ROYAL BANK OF SCOTLAND PLC, as a Co-Documentation Agent and a Lender By: __________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Joint Lead Arranger and a Lender By: ___________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	UNION BANK, N.A., as a Lender By: ________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	TD BANK, N.A., as a Lender By: ____________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	GOLDMAN SACHS BANK USA, as a Lender By: ______________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Commitments and Commitment Percentages as set forth on Schedule 10.1(A) attached hereto.	WEBSTER BANK, N.A., as a Lender By: _____________________________________ Name: Title:

Credit Agreement/Frontier Communications Corporation

Schedule 3.7

Subsidiary Indebtedness

As of October 14, 2011
SECURED SUBSIDIARY DEBT
Citizens Rural Company
FFB 6.052% due Jan. 3, 2028	3,325,060
FFB 6.206% due Jan. 3, 2028	6,451,951

Ogden Telephone
FFB 5.999% due Jan. 3, 2012	70,206
FFB 5.999% due Jan. 3, 2012	66,609
FFB 6.100% due Dec. 31, 2013	124,219
FFB 6.179% due Dec. 31, 2015	412,456
Total Secured Subsidiary Debt	10,450,501
UNSECURED SUBSIDIARY DEBT
Citizens Telecommunications Company of Oregon
8.05% Senior Notes due Dec. 1, 2012	8,000,000

Navajo Communications Company
8.05% Senior Notes due Dec. 1, 2012	15,000,000

Citizens Telecommunications Company of Nevada
8.05% Senior Notes due Dec. 1, 2012	13,000,000

Frontier North Inc.
6.73% Debentures, Series G, due Feb. 15, 2028	200,000,000

Frontier West Virginia Inc.
8.40% Debentures due Oct. 15, 2029	50,000,000

Miscellaneous Capitalized Leases	78,662
Total Unsecured Subsidiary Debt	286,078,662

Total Subsidiary Indebtedness	296,529,163

Schedule 3.7 - 1

Credit Agreement/Frontier Communications Corporation

Schedule 8.1(D)

Voting Participants

Agfirst Farm Credit Bank

Farm Credit Bank of Texas

FCS Commercial Finance Group (CFG)

1st Farm Credit Services

Farm Credit Services of Mid-America

AgStar Financial Services, ACA

Farm Credit Services of America, FLCA

Farm Credit West

FCS Financial, FLCA

Northwest Farm Credit Services

Frontier Farm Credit, ACA

Greenstone Farm Credit Services

AgChoice Farm Credit, FLCA

Badgerland Financial, FLCA

Farm Credit Services of the Mountain Plains, FLCA

Schedule 8.1(D) - 1

Credit Agreement/Frontier Communications Corporation

Schedule 10.1(A)

Lender Commitments and Commitment Percentages

LENDER	Term Loan Commitment	Pro Rate Share of Term Loan Commitment
CoBank, ACB	$338,000,000.00	58.782608695%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$35,000,000.00	6.086956521%
Deutsche Bank, AG New York Branch	$30,000,000.00	5.217391304%
Raymond James Bank, FSB	$30,000,000.00	5.217391304%
The Royal Bank of Canada	$30,000,000.00	5.217391304%
The Royal Bank of Scotland plc	$30,000,000.00	5.217391304%
Union Bank, N.A.	$25,000,000.00	4.347826086%
TD Bank, N.A.	$25,000,000.00	4.347826086%
Goldman Sachs Bank USA	$22,000,000.00	3.826086956%
Webster Bank, N.A.	$10,000,000.00	1.739130434%
All Lenders	$575,000,000.00	100.000000000%

Schedule 8.1(D) - 1